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                                                                     EXHIBIT 3.1



                          CERTIFICATE OF INCORPORATION

                                       OF
                        FLORIDA PANTHERS HOLDINGS, INC.

     I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:


     FIRST.  The name of the corporation is Florida Panthers Holdings, Inc.



     SECOND. The address of the corporation's registered office in the State of Delaware is One Rodney Square, 10th Floor, Tenth and King Streets, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is RL&F Service Corp.



     THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.



     FOURTH. (A) The total number of shares of stock that the corporation is authorized to issue is One Hundred Fifteen Million (115,000,000), consisting of One Hundred Ten Million (110,000,000) shares of common stock, par value $.01 per share (the "Common Stock"), and Five Million (5,000,000) shares of preferred stock, par value $.01 per share (the "Preferred Stock").


     (B) The shares of Common Stock shall be divided into two classes, comprised of One Hundred Million (100,000,000) shares of Class A Common Stock (the "Class A Common Stock") and Ten Million (10,000,000) shares of Class B Common Stock (the "Class B Common Stock").

     The powers, preferences and rights of the Class A Common Stock and Class B Common Stock, and the qualifications, limitations and restrictions thereof, shall be identical in all respects except as otherwise required by applicable law and except as follows:


     (1) Each share of Class A Common Stock shall be entitled to One (1) vote on each matter submitted to a vote of the stockholders of the corporation, while each share of Class B Common Stock shall be entitled to Ten Thousand (10,000) votes on each matter submitted to a vote of the stockholders of the corporation.



     (2) Shares of Class A Common Stock may be issued by the corporation to holders of Class B Common Stock pursuant to a stock dividend, in connection with a stock split or reclassification or otherwise as determined by the Board of Directors of the corporation, while shares of Class B Common Stock may not be issued by the corporation to holders of Class A Common Stock in connection with any such stock dividend, stock split or reclassification or otherwise. Subject to the immediately preceding sentence, if, as and when dividends on the Class A Common Stock and Class B Common Stock are declared payable from time to time by the Board of Directors, whether payable in cash, in property or in shares of stock of the corporation, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends; provided, however, that, if dividends are declared that are payable in shares of Class A Common Stock, or in shares of Class B Common Stock, dividends shall be declared that are payable at the same rate on both classes of stock and the dividends payable in shares of Class A Common Stock shall be payable only to holders of Class A Common Stock and dividends payable in shares of Class B Common Stock shall be payable only to holders of Class B Common Stock (subject to the right of the corporation, as set forth in the first sentence of this Section (B)(2) of this Article FOURTH, to issue shares of Class A Common Stock to holders of Class B Common Stock). If the corporation shall in any manner split, subdivide, combine or reclassify the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class of stock shall, subject to the two immediately preceding sentences of this Section (B)(2) of this Article FOURTH, be proportionally split, subdivided, combined or reclassified in the same manner and on the same basis as the outstanding shares of Class A Common Stock or Class B Common Stock, as the case may be, have been split, subdivided, combined or reclassified.


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     (3) Each share of Class B Common Stock shall at all times be directly convertible, at the option of the holder thereof, into one share of Class A Common Stock without further consideration, while shares of Class A Common Stock shall not, in any case, be convertible into shares of Class B Common Stock.


     (C) (1) In order to exercise the conversion privilege set forth in this Certificate of Incorporation, the holder of any shares of Class B Common Stock to be converted shall present and surrender the certificate or certificates representing such shares of Class B Common Stock during usual business hours at any office or agency of the corporation maintained for the transfer of Class B Common Stock and shall deliver a written notice of the election by the holder of such Class B Common Stock to convert the shares represented by such certificate or any other portion thereof specified in such notice into shares of Class A Common Stock. Such notice shall also state the name or names (with address) in which the certificate or certificates representing shares of Class A Common Stock shall be issued on such conversion. If so required by the corporation, any certificate representing shares of Class B Common Stock surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the corporation, duly executed by the holder of such shares or its duly authorized representative. Each conversion of shares of Class B Common Stock shall be deemed to have been effected at the close of business on the date (the "conversion date") on which the certificate or certificates representing such shares of Class B Common Stock shall have been surrendered to the corporation and such notice and any required instruments of transfer shall have been received as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable on such conversion shall be, for the purpose of receiving dividends and for all other corporate purposes whatsoever, deemed to have become the holder or holders of record of the shares of Class A Common Stock represented thereby on the conversion date.



     (2) As promptly as practicable after the presentation and surrender for conversion, as herein provided, of any certificate representing shares of Class B Common Stock, the corporation shall issue and deliver at such office or agency, to or upon the written order of the holder thereof, certificates for the number of shares of Class A Common Stock issuable upon such conversion. In case any certificate representing shares of Class B Common Stock shall be surrendered for conversion of only a part of the shares represented thereby, the corporation shall deliver at such office or agency, to or upon the written order of the holder thereof, a certificate or certificates representing the number of shares of Class B Common Stock represented by such surrendered certificate which are not being converted. The issuance of certificates representing shares of Class A Common Stock issued upon the conversion of shares of Class B Common Stock by the registered holder thereof pursuant to the provisions of this Certificate of Incorporation shall be made without charge to the converting holder for any tax imposed on the corporation in respect of the issue thereof. The corporation shall not, however, be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the registered holder of the shares of Class B Common Stock being converted, and the corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issue thereof shall have paid to the corporation the amount of such tax or has established to the satisfaction of the corporation that such tax has been paid or is not payable.


     (3) Upon any conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant hereto, no adjustment with respect to dividends shall be made; only those dividends shall be payable on the shares of Class B Common Stock so converted as may be declared and may be payable to holders of record of shares of Class B Common Stock on a date prior to the conversion date with respect to the shares so converted; and only those dividends shall be payable on shares of Class A Common Stock issued upon such conversion as may be declared and may be payable to holders of record of shares of Class A Common Stock on or after such conversion date.

     (4) In case of any merger or consolidation of the corporation with any other entity as a result of which the holders of Class A Common Stock shall be entitled to receive cash, stock, other securities or other property with respect to, upon conversion of or in exchange for shares of Class A Common Stock, or in case of any sale or transfer of all or substantially all of the assets of the corporation, a holder of a share of Class B Common Stock shall have the right thereafter, so long as the conversion right hereunder shall exist, to convert such share of Class B Common Stock into the kind and amount of cash, shares of stock and other securities

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and properties receivable in connection with such consolidation, merger, sale or transfer by a holder of one share of Class A Common Stock, and shall have no other conversion rights with regard to such share of Class B Common Stock. The provisions of this paragraph (4) shall similarly apply to successive consolidations, mergers, sales or transfers.

     (5) Shares of the Class B Common Stock converted into shares of Class A Common Stock as provided in this Certificate of Incorporation shall resume the status of authorized but unissued shares of Class B Common Stock.

     (6) Such number of shares of Class A Common Stock as may from time to time be required for such purpose shall be reserved for issuance upon conversion of outstanding shares of Class B Common Stock.

     (D) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:


          (1) The designation of the series, which may be by distinguishing number, letter or title.


          (2) The number of shares of the series.

          (3) The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.

          (4) Dates at which dividends, if any, shall be payable.

          (5) The redemption rights and price or prices, if any, for shares of the series.

          (6) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

          (7) The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation.


          (8) Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.


          (9) Restrictions on the issuance of shares of the same series or of any other class or series.

          (10) The voting rights, if any, of the holders of shares of the series.


     FIFTH. The incorporator of the corporation is Mark J. Gentile, whose mailing address is One Rodney Square, P.O. Box 551, Wilmington, Delaware 19801.



     SIXTH. Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.



     SEVENTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the bylaws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any bylaw whether adopted by them or otherwise.


     EIGHTH. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall

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not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

     NINTH. The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

     TENTH. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The name and mailing address of the person who is to serve as the sole initial director of the corporation until the first annual meeting of stockholders of the corporation, or until his successor is duly elected and qualified, is:


         Mark J. Gentile


         One Rodney Square, P.O. Box 551,


         Wilmington, Delaware 19801


     ELEVENTH. The corporation shall not be governed by Section 203 of the General Corporation Law of the State of Delaware.

     TWELFTH. (A) So long as the corporation owns, directly or indirectly, a member club in the National Hockey League, no Person may beneficially own 5% or more of the outstanding shares of Class A Common Stock without National Hockey League approval. In the event a person acquires Beneficial Ownership of 5% or more of the outstanding shares of Class A Common Stock without National Hockey League approval, each share of Class A Common Stock beneficially owned by such Person shall be subject to redemption by the corporation at the lower of its original cost or its then Fair Market Value (such lower amount, the "Redemption Price").

     (B) (1) The corporation will provide notice of any redemption of shares of Class A Common Stock to holders of record of the Class A Common Stock to be redeemed not less than 10 nor more than 60 days prior to the date fixed for such redemption. Such notice shall be provided by first-class mail postage prepaid, to each holder of record of the Class A Common Stock to be redeemed, at such holder's address as it appears on the stock register of the corporation. Each such mailed notice shall state, as appropriate, the following:

          (a) the redemption date;

          (b) the number of shares of Class A Common Stock to be redeemed and, if less than all the shares held by any holder are to be redeemed, the number of such shares to be redeemed from such holder;

          (c) the Redemption Price;

          (d) the place or places where certificates representing such shares are to be surrendered for receipt of the Redemption Price; and

          (e) the name and location of any bank or trust company with which the corporation will deposit redemption funds pursuant to subsection (3) below.


     (2) Upon surrender in accordance with the aforesaid notice of the certificate representing any shares so redeemed (duly endorsed or accompanied by appropriate instruments of transfer), the holders of record for such shares shall be entitled to receive the Redemption Price, without interest. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate representing the unredeemed shares shall be issued without cost to the holder thereof.



     (3) On the date of any redemption being made pursuant to this Article TWELFTH, the corporation shall, and at any time after notice of such redemption shall have been mailed and before the date of redemption the corporation may, deposit for the benefit of the holders of shares of Class A Common Stock to be redeemed the funds necessary for such redemption with a bank or trust company in the City of New York


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or in the City of Miami, in either case having a capital and surplus of at least
$100,000,000, with instructions to such bank or trust company to pay the full redemption amounts as provided herein to the holders of shares of Class A Common Stock upon surrender of certificates for such shares; provided, however, that the making of such deposit shall not release the corporation from any of its obligations hereunder. Any money so deposited by the corporation and unclaimed at the end of six months from the date designated for such redemption shall revert to the general funds of the corporation and, upon demand, such bank or trust company shall pay over to the corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof and any holder of shares of Class A Common Stock so redeemed shall look only to the corporation for the payment of the full redemption amounts, as provided herein. Notwithstanding the foregoing, to the extent that the corporation is required under the abandoned property laws of any jurisdiction to escheat any such redemption amounts, the corporation shall be absolved of any further obligation or liability to the full extent provided by any such laws. Any interest accrued on funds deposited pursuant to this subsection (3) shall be paid from time to time to the corporation for its own account.



     (4) Notice of redemption having been given as aforesaid, upon the deposit pursuant to subsection (3) of the full redemption amounts as provided herein in respect of all shares of Class A Common Stock then to be redeemed, notwithstanding that any certificates representing such shares shall not have been surrendered in accordance with subsection (2), from and after the date of redemption designated in the notice of redemption (a) the shares of Class A Common Stock represented thereby shall no longer be deemed outstanding, and (b) all rights of the holders of such shares of Class A Common Stock shall cease and terminate, excepting only the right to receive the full redemption amounts as provided herein without interest. If the funds deposited are not sufficient for redemption for the shares of the Class A Common Stock that were to be redeemed, then the certificates evidencing such shares shall be deemed not to be surrendered, such shares shall remain outstanding and the right of holders of shares of Class A Common Stock shall continue to be only those of a holder of shares of the Class A Common Stock.


     (C) The Board of Directors of the corporation shall have the power and duty to determine for the purposes of this Article TWELFTH, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article TWELFTH, including, without limitation
(1) the number of shares of Class A Common Stock beneficially owned by any Person and (2) the Fair Market Value and cost of any shares of Class A Common Stock.

     (D) For purposes of this Article TWELFTH, the following terms shall have the meanings set forth herein:

          (1) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 (the "Exchange Act"), as in effect on the date hereof.

          (2) A Person shall be deemed the "Beneficial Owner" of, shall be deemed to have "Beneficial Ownership" of and shall be deemed to "beneficially own" any securities:

             (a) which such Person or any of such Person's Affiliates or Associates is deemed to beneficially own, directly or indirectly, within the meaning of Rule 13d-3 of the General Rules and Regulations under the Exchange Act as in effect on the date hereof;


             (b) which such Person or any of such Person's Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise, provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase; or (ii) the right to vote pursuant to any agreement, arrangement or understanding, provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any


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        security by reason of such agreement, arrangement or understanding if the agreement, arrangement or understanding to vote such security arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or


             (c) which are beneficially owned, directly or indirectly, by any other Person and with respect to which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to Section
        (D)(2)(b)(ii) of this Article TWELFTH) or disposing of such securities of the corporation.


          (3) "Fair Market Value" shall, in the case of Class A Common Stock, mean (i) the lowest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange listed stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the lowest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on The NASDAQ Stock Market operated by The NASDAQ Stock Market, Inc. or any system then in use in its stead, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors of the corporation, or (ii) such other value as may be determined by the Board of Directors in its sole discretion.


          (4) "Person" shall mean any individual, firm, corporation, partnership, limited liability company, trust or other entity, and shall include any successor (by merger or otherwise) to such entity.


     The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed on this the 14th day of November, 1997.



                                          /s/ Mark J. Gentile


                                          --------------------------------------

                                          Mark J. Gentile

                                          Incorporator

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